SEPARATION AND RETENTION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AND RETENTION AGREEMENT AND GENERAL RELEASE (the "Agreement") is entered into between Cory Stewart ("Stewart") and HomeStreet Bank ("HomeStreet" or the "Company"). HomeStreet and Stewart have agreed that he will remain as the Company's Chief Accounting Officer for up to three months and then depart the organization, on the terms and conditions outlined in this Agreement.

1.     Continued Employment. Stewart will continue to serve as Chief Accounting Officer of the Company under the Company's standard terms and conditions of employment for up to three months (unless sooner terminated as described below) (the "Retention Period"). During this Retention Period, HomeStreet will continue to provide Stewart his current compensation and benefits. His employment will remain terminable at will. Stewart shall perform his assigned duties on a full-time basis to the best of his ability as directed by HomeStreet's executive leadership.

2.     Termination of Employment. Unless sooner terminated as described below, on the last day of the Retention Period, Stewart's employment with HomeStreet will be discontinued on June 19, 2015 ("Separation Date").

3.     Retention and Severance Payment. At the end of the Retention Period, and provided Stewart signs an updated release covering the period between the execution of this Agreement and the Separation Date, HomeStreet will pay Stewart a retention/severance bonus of $95,000, less normal payroll and withholding taxes. Such payment will be made with the next regularly scheduled payday after the Separation Date.

4. 2014 Bonus. At the time that others similarly situated receive such bonuses, but no later than the end of the Retention Period, HomeStreet will pay Stewart a bonus of $44,000.00 for his performance in 2014 under HomeStreet's applicable Management Support Incentive plan.

5.     Prorated 2015 Bonus. At the end of the Retention Period, provided Stewart signs an updated release covering the period between the execution of this Agreement and the Separation Date, HomeStreet will pay Stewart a prorated bonus of $44,000 for his work in 2015 under the terms of HomeStreet's applicable Annual Incentive Plan. Such payment will be made with the next regularly scheduled payday after the Separation Date.

6.     Effect of Termination of Employment. Following termination of employment for any reason, HomeStreet will pay Stewart all other amounts earned through the Separation Date, including all earned but unused vacation. Payment will be made on or before the next regularly scheduled payday after the Separation Date. Following the Separation Date, Stewart shall have available rights to purchase medical continuation coverage under the COBRA statute and regulations.

7.     Termination during Retention Period. Either Stewart or HomeStreet may elect to terminate Stewart's employment during the Retention Period. In such event, Stewart's last day of employment will be considered the Separation Date. In the event that HomeStreet terminates Stewart's employment during the Retention Period for any reason other than as a result of Stewart's conduct (constituting a breach of HomeStreet Code of Business Conduct and Ethics), HomeStreet shall pay Stewart the retention bonus described in Paragraph 3, the 2014 bonus described in Paragraph 4, and his pro rata bonus described in Paragraph 5, herein. If prior to the end of the Retention Period, Stewart resigns his employment or HomeStreet terminates Stewart's employment as a result of his conduct (constituting a breach of HomeStreet Code of Business Conduct and Ethics) Stewart will not have earned, and HomeStreet will not be obligated to pay, the retention/severance bonus described in paragraph 3 and the prorated bonus for 2015 described in paragraph 5.

8.     Confidentiality. Stewart and his spouse or representatives agree that they will keep the terms of this Agreement, including amounts paid hereunder, completely confidential and will not disclose, directly or indirectly, any information concerning this Agreement to any person other than his attorneys, accountants, tax advisors, immediate family, or as otherwise as required by law. Stewart further agrees that if he provides any information regarding the terms of this Agreement to his attorneys, accountants, tax advisors or immediate family, he will inform them that they must keep such information including the terms and amount completely confidential.

9.     Return of Property. Upon the Separation Date, Stewart will return to HomeStreet all company-owned property in his possession, specifically including all keys and card key badges to company buildings or property, all company-owned equipment, and all company documents and papers, including but not limited to passwords, trade secrets or confidential company information.

10.     Release. In exchange for the severance and other benefits described above, Stewart, on behalf of himself and his marital community, irrevocably and unconditionally waives, releases, and forever discharges, HomeStreet and all of its parent, affiliated or subsidiary organizations, any employer-sponsored employee benefit plans and each of their respective directors, officers, agents, trustees, employees, employee-spouses, successors and assigns, from any and all claims or damages (including attorney's fees and costs actually incurred), whether known or unknown, which have arisen up through the date of this Agreement, including those related in any way to his employment by HomeStreet or the facts and circumstances leading up to signing of this Agreement. In particular, Stewart understands and agrees that this release includes, without limitation, all matters arising under any federal, state, or local law, including civil rights laws and regulations prohibiting employment discrimination on the basis of race, color, religion, age, sex, national origin, ancestry, disability, medical condition, veteran status, marital status and sexual orientation, or any other characteristic protected by federal, state or local law including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, as amended, the Americans with Disabilities Act, the Rehabilitation Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended (except as to vested retirement benefits, if any), the Worker Adjustment and Retraining Notification Act, the Washington Law Against Discrimination, RCW 49.60, The Washington Wage Rebate Act, RCW 49.52, the Washington Unpaid Wages Act, RCW 49.48, federal and state wage and hour laws, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, the Sarbanes-
Oxley Act, The Dodd Frank Wall Street Reform and Consumer Protection Act or any other federal, state or local law, regulation, ordinance or rule having any bearing whatsoever. This release shall not prohibit Stewart from filing a charge with the Equal Employment Opportunity Commission but shall be considered a waiver of any damages or monetary recovery therefrom. This release shall not apply to that certain Indemnification Agreement between the Company and Stewart dated March 12, 2011 and as an insured under any directors and officer's liability or other policy applicable to executive officers currently in force.

11.    Voluntary Agreement. Stewart understands the significance and consequences of this Agreement, and acknowledges that it is voluntary and has not been given as a result of any coercion. He acknowledges that he was given at least twenty-one (21) days after receipt of this document during which to consider this Agreement and that he has been encouraged to consult with an attorney prior to signing it, and that he signs it only after careful consideration and analysis. If Stewart signs this Agreement before expiration of this 21-day period, he waives any remaining time to consider it.

12.     Revocation Period. Stewart understands and acknowledges that he has seven (7) days after signing this Agreement to revoke it. This Agreement will not be effective until the eighth day after it has been signed ("Effective Date").

13.     No Admission of Liability. This Agreement shall not be considered as evidence of any violation of any statute or law, or any wrongdoing or liability on the part of HomeStreet or its agents or employees.

14.     No Modification. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. This Agreement may not be modified except in writing signed by Stewart and by the Chief Executive Officer of HomeStreet.

15. References. Any reference requests regarding Stewart's performance shall be directed to the Company Human Resources Department, which shall confirm Stewart's job title, duties and dates of employment.

PLEASE READ CAREFULLY. THIS CONFIDENTIAL SEPARATION AND RETENTION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF
ALL KNOWN AND UNKNOWN CLAIMS

Dated:     Employee:
Cory Stewart

Dated:     Employer: HomeStreet Bank

By Pam Taylor
Its SVP, Human Resources Director